Exhibit 2.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of February 9, 2010, is entered into by and among Aegean Earth and Marine Corporation, a company formed under the laws of the Cayman Islands, with offices located at 71, El. Venizelou Ave. 176 71, Kallithea Athens, Greece (the “Company”), Temhka S.A. a company organized under the laws of the Hellenic Republic with offices located at The Mesazos Group of Companies, 5 HXOUS Street, Athens, Greece 11146 (the “Target”) and each of Messrs. Stavros Mesazos, Haris Mesazos, Kostas Mesazos, Kostas Moshopoulos, Aglomar, Ltd., Avesan, Ltd., Northamco Holding, Ltd., and Molbroke Marketing, Ltd. (with each such person or entity being referred to individually as a “Seller” and collectively as the “Sellers”).

RECITALS:

WHEREAS, the Sellers are the owners of all of the issued and outstanding capital stock of the Target as set forth opposite each Seller’s name on Schedule 1.1(pp) hereto (collectively, the “Target Shares”);

WHEREAS, the Sellers desire to sell to the Company, and the Company desires to purchase from the Sellers all of the Target Shares solely in exchange (the “Acquisition”), for 1,623,333 Company Exchange Preference Shares, having the terms as set forth in the Certificate of Designation therefor, of which 600,636 Company Exchange Preference Shares will be placed in the Escrow Account (the “Escrow Shares”) and shall be held subject and pursuant to the Make Good Escrow Agreement annexed hereto as Exhibit A;

WHEREAS, the number of Company Exchange Preference Shares that each Seller shall receive in exchange for such Seller’s Target Shares in the Acquisition is as set forth on Schedule 1.1(g) hereto;

WHEREAS, following the later to occur of the effective date of (i) the Consolidation (as defined below), and (ii) the Amendment, each Company Exchange Preference Share shall automatically convert into ten (10) Ordinary Shares;

WHEREAS, the Company is subject to the reporting requirements of the Securities and Exchange Commission, pursuant to Section 12(g) of the Securities Act of 1933, as amended;

WHEREAS, as a condition to Closing, Stavros Mesazos, will have contributed $4,500,000 to the business of the Target as determined by the Company;

WHEREAS, following the Closing, the Company shall (i) effectuate a consolidation of its authorized as well as issued and outstanding Ordinary Shares, par value $0.00064 per share, so that approximately every 5.4 Ordinary Share, par value $0.00064 per Ordinary Share, shall be consolidated into one (1) Ordinary Share, par value $0.003456 per Ordinary Share (the “Consolidation”) resulting (after the consolidation and cancellation and/or conversion of certain outstanding securities of the Company) in the Company having (a) authorized 14,467,593 Ordinary Shares, par value $0.03456 per Ordinary Share, and, subsequently, (b) issued and outstanding _____ Ordinary Shares, par value $0.003456 per Ordinary Share, and, immediately after such Consolidation (ii) amend its charter documents to (a) increase its authorized Ordinary Shares from 14,467,593 Ordinary Shares, par value $0.003456 per Ordinary Share to 100,000,000 Ordinary Shares, par value $0.003456 per Ordinary Share, and (b) change its name to “Hellenic Solutions, Inc.” (collectively, the “Amendment”);

WHEREAS, unless expressly provided to the contrary herein, all Ordinary Shares and per Ordinary Share numbers shall be on a post-Consolidation basis;

WHEREAS, the Target is engaged in the business of preparing feasibility studies, designing and building new factories and processing facilities, as well as remodeling and rehabilitating existing process facilities in and around the Hellenic Republic; and

WHEREAS, following the Closing of the Acquisition (i) the Company will own all of the issued and outstanding Target Shares and the Target will be a wholly owned subsidiary of the Company, (ii) the Sellers will own in the aggregate 1,623,333 Company Exchange Preference Shares (including 600,636 Company Exchange Preference Shares being held in escrow (the “Escrow Shares”), pursuant to the Make Good Escrow Agreement)), and (iii) the shareholders of the Company prior to the Closing of the Acquisition will own 1,900,000 Ordinary Shares of which 400,000 Ordinary Shares shall be owned by two (2) advisors to the Company.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1

Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

(a)

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, or is under control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(b)

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

(c)

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

(d)

“Casualty Loss” means any loss, damage or reduction in value resulting from catastrophic occurrences, or acts of God.

(e)

“Closing” shall have the meaning set forth in Section 9.1.

(f)

“Closing Date” shall have the meaning set forth in Section 9.1.

(g)

“Company Exchange Preference Shares” means  the 1,623,333 Class B Preference Shares being provided to the Sellers in exchange for their Target Shares.  The Company Exchange Preference Shares shall have the terms, limitations and conditions as set forth in the documents authorizing and approving the Company Exchange Preference Shares, including, but not limited to, the requirement that upon the later to occur of the effective date of (i) the  Amendment, and (ii) the Consolidation, each Company Exchange Preference Share shall convert automatically and without further action into ten (10) Ordinary Shares (16,233,330 Ordinary Shares in the aggregate).

(h)

“Contract” means any contract, agreement, indenture, lease, conditional sales contract, license, commitment or other arrangement, whether written or oral.

(i)

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(j)

 “Environmental Liabilities” means with respect to any Person, any and all liabilities of or relating to such Person, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

(k)

“Escrow Agent” shall mean Gusrae, Bruno, Kaplan & Nusbaum who shall act as and be appointed escrow agent for the 600,636 Escrow Shares being held pursuant to and in accordance with the Make Good Escrow Agreement.

(l)

“Escrow Shares” means 600,636 Company Exchange Preference Shares being placed into escrow, pursuant to and in accordance with the terms and conditions of the Make Good Escrow Agreement.

(m)

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

(n)

“Financial Statements” shall have the meaning set forth in Section 5.9.

(o)

“GAAP” means generally accepted accounting principles, consistently applied, as in effect in the United States.

(p)

“Governmental Authority” means any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(q)

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Governmental Authorities under applicable Environmental Laws).

(r)

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

(s)

 “Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein.

(t)

“Law” means any foreign, national, federal, state, county, or local laws, statutes, regulations, rules, codes, ordinances, Orders, decrees, judgments or injunctions enacted, adopted, issued or promulgated by any Governmental Authority, from time to time.

(u)

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

(v)

“Lease” or “Leases” means an agreement(s) between the Target and any other Person which creates the relationship of landlord and tenant (with regard to real property) or lessor and lessee (with regard to real and/or personal property).

(w)

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(x)

 “Lien” means any mortgage, deed of trust, pledge, lien, claim, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any lien or charge arising by statute or other law.

(y)

“Loss” or “Losses”  means any and all liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

(z)

“Make Good Escrow Agreement” means the Make Good Escrow Agreement by and among the Company and the other signatories thereto, a form of which is attached hereto as Exhibit A.

(aa)

“Material Adverse Effect” or “Material Adverse Change” means any change, event, development, or effect that is materially adverse to the business, assets, liabilities, properties, results of operations or conditions (financial or otherwise) of the Target or the Company, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) changes in GAAP or (2) the taking of any action contemplated by this Agreement, the Make Good Escrow Agreement and the other Transactions Documents, and (b) any adverse change in or effect on the business of the Company or Target, as the case may be, that is cured by such Party before the Closing Date.

(bb)

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

(cc)

“Ordinary Shares” means the duly authorized and the validly issued, fully paid, and non assessable ordinary shares of the Company, par value $0.00064 per share (which par value per Ordinary Share shall increase from $0.00064 per share to $0.003456 per share immediately following the Consolidation).

(dd)

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Target.

(ee)

“Party” means any of the Company, the Target or the Sellers individually.

(ff)

“Parties” means the Company, the Target and the Sellers collectively.

(gg)

“PCAOB” means the Public Company Accounting Oversight Board.

(hh)

 “Permits” means any approvals, authorizations, consents, licenses, permits or certificates by or of any Governmental Authority.

(ii)

“Permitted Liens” means: (i) zoning ordinances and regulations which do not materially and adversely affect the Company’s use or marketability of the Real Property for their current uses; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and (iii) easements, Liens, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Aegean before the Closing Date.

(jj)

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

(kk)

“Preference Shares” means the duly authorized, validly issued, fully paid, and non assessable Preference Shares of the Company, par value $0.00064 per share, of which 5,000,000 shares have been designated as “Class A Preference Shares” and 2,000,000 shares will be or have been designated as “Class B Preference Shares.”

(ll)

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

(mm)

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

(nn)

“SEC” means the United States Securities and Exchange Commission.

(oo)

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

(pp)

“Target Shares” means all of the issued and outstanding capital stock of the Target as set forth opposite each Seller’s name on Schedule 1.1(pp) to this Agreement.

(qq)

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(rr)

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(ss)

“Transaction Documents” means, collectively, this Agreement, the Certificate of Designation, the Make Good Escrow Agreement, the Voting Agreement and all other agreements, documents, instruments or certificates delivered in connection with this Agreement and/or the Make Good Escrow Agreement and the Voting Agreement.

(tt)

“Voting Agreement” means the Voting Agreement by and among the Company, the Sellers and the other parties signatory thereto pursuant to which the parties to the Voting Agreement shall agree to vote their Company shares in any election of directors of the Company (a form of which is attached hereto as Exhibit B).

1.2

Recitals.  The above Recitals are hereby incorporated by reference into this Agreement as if fully stated herein.

1.3

Construction and Interpretation.

(uu)

Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” does not imply any limitation to the item or matter mentioned; and (vi) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the businesses and practices of the Target and the Company.

(vv)

All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(ww)

All dollar amounts shall be in U.S. dollars.

ARTICLE II.
ACQUISITION OF THE TARGET

2.1

Acquisition of the Target Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Sellers shall sell, assign, transfer, convey, and deliver to the Company, and the Company shall purchase from each of the Sellers, all of the issued and outstanding Target Shares.  Each Seller shall deliver documentation evidencing the Target Shares at the Closing free and clear of all Liens and accompanied by duly executed stock powers or similar documents of transfer (endorsed in blank) and with any necessary stock transfer tax stamps affixed thereto.  Following the Closing, the Company will own one hundred (100%) of the issued and outstanding Target Shares.

ARTICLE III.
PURCHASE PRICE

3.2

Purchase Price.

(a)

Subject to and upon the terms and conditions of this Agreement, including, without limitation, the adjustments hereinafter referred to, the Target shall issue to the Sellers, in exchange for the all of issued and outstanding  Target Shares in the Acquisition and in reliance upon the representations and warranties made herein by the Sellers, as payment of the purchase price (the “Purchase Price”) for the Target Shares, the Company Exchange Preference Shares as set forth in Schedule 1.1 (g) hereto, subject to adjustment as provided in the Make Good Escrow Agreement and which Company Exchange Preference Shares shall be delivered pursuant to Section 3.2.

(b)

The Sellers acknowledge and agree that all Company Exchange Preference Shares shall be “restricted securities” as such term is defined under Rule 144 promulgated under the Securities Act and shall bear appropriate restrictive legends as determined by the Company.

3.2

Payment of Purchase Price; Delivery of Certificates.

(c)

Subject to the delivery of the 600,636 Escrow Shares to the Escrow Agreement pursuant to the Make Good Escrow Agreement as provided in Section 3.2(b) below, within 15 days of Closing, the Company shall deliver to the Sellers certificates representing the Company Exchange Preference Shares in such names and amounts as set forth in Schedule 1.1(g) hereto.

(d)

The Company shall deliver to the Escrow Agent the 600,636 Escrow Shares pursuant to and in accordance with the Make Good Escrow Agreement.

(e)

The Company and the Sellers expressly agree that the Escrow Shares to be held in escrow with the Escrow Agent pursuant to the Make Good Escrow Agreement shall be held, delivered and/or returned as provided in and pursuant to the terms and conditions of the Make Good Escrow Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants, severally and not jointly, to the Company as follows:

4.1

Ownership of Target Shares.  Seller holds of record and owns beneficially the Target Shares set forth opposite his, her, or its name in Schedule 1.1(pp) hereto, free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Liens, options, warrants, Purchase Rights, contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, Purchase Right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Target Shares. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.  Seller has the power, authority and legal capacity to sell, transfer, assign and deliver such Target Shares as provided in this Agreement, and such delivery will convey to the Company good and marketable title to such Target Shares, free and clear of all Liens.  Upon the Closing, neither Seller nor any third party will have any rights whatsoever with respect to the Target Shares or to any other securities, or incidents of ownership, of or in the Target.

4.2

Authority; Enforceability.  Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which the Seller is a party and to perform the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies).  At Closing, all other Transaction Documents to be executed and delivered by Seller shall have been duly executed and delivered by Seller.  All other Transaction Documents executed and delivered by Seller shall constitute valid and binding obligations of Seller, enforceable against Seller accordance with their respective terms.

4.3

Non-contravention. The execution and delivery of this Agreement, and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not

(a)

violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject

(b)

conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she or it is bound or to which any of his, her or its assets are subject or

(c)

result in the imposition or creation of a Lien upon or with respect to the Target Shares.

4.4

Purchase Entirely for Own Account.  The Company Exchange Preference Shares proposed to be acquired by the Seller hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling or otherwise distributing the Company Exchange Preference Shares, except in compliance with applicable securities laws.

4.5

Available Information.  Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company.

4.6

Non-Registration. Seller understands that none of the Company Exchange Preference Shares nor the Ordinary Shares issuable upon conversion of the Company Exchange Preference Shares (the “Conversion Shares”) have been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.

4.7

 Restricted Securities.  Seller understands that the Company Exchange Preference Shares and the Conversion Shares are “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Seller pursuant hereto, the Company Exchange Preference Shares and the Conversion Shares would be acquired in a transaction not involving a public offering. Seller further acknowledges that if the Company Exchange Preference Shares (and the Conversion Shares if and when issued) are issued to the Seller in accordance with the provisions of this Agreement, such Company Exchange Preference Shares and the Conversation Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.8

Legends.

(d)

Seller acknowledges and understands that the certificates representing the Company Exchange Preference Shares and the Conversion Shares will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES TO THE EXTENT PERMITTED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

(e)

Seller further acknowledges and understands that the certificates representing the Company Exchange Preference Shares (and the Conversion Shares when and if issued) shall also bear any legend required by the “blue sky” laws of any state and/or other foreign and/or domestic jurisdiction so required and/or advisable and/or other legend including, but not limited to, the Make Good Escrow Agreement and the Voting Agreement.

4.9

Accredited Investor.  Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring Company Exchange Preference Shares or Conversion Shares.

ARTICLE V.
JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE TARGET

Each of the Sellers and the Target represent and warrant, jointly and severally, to the Company, as follows:

5.1

Organization and Qualification; Subsidiaries.

(a)

The Target is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease, use and operate its properties and assets and to carry on its business as and in the jurisdictions such properties and assets are owned, leased, used and operated and as such business is presently conducted.  The Target is duly qualified, licensed, authorized or admitted to do business and is in good standing under the laws of each jurisdiction in which the ownership, use, operation or leasing of its properties and assets, or the conduct or nature of its business, requires such qualification, licensing, authorization or admission.  The Target has delivered to the Company true and complete copies of the Target’s memorandum and articles of association and such other constituent instruments of the Target as may exist, each as amended to the date of this Agreement (as so amended, the “Target’s Constituent Instruments”).  The copies of the Target’s Constituent Instruments attached hereto as Schedule 5.1(a), are true, complete and correct.

(b)

The Target has no subsidiaries and has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise or entity.

5.2

Authority; Enforceability.  The Target has full power, authority and legal capacity to enter into this Agreement, and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all required actions of the Target and no other actions on the part of the Target are necessary to authorize and approve this Agreement, and the other Transaction Documents and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Target, and constitutes a valid and binding obligation of the Target, enforceable against the Target in accordance with its terms. At Closing, all other Transaction Documents to be executed and delivered by the Target shall have been duly executed and delivered by the Target and shall constitute valid and binding obligations of the Target, enforceable against it in accordance with their terms.

5.3

Capitalization.  The authorized capital stock of the Target consists of 2,000 shares, all of which are issued and outstanding (the “Target Shares”).  Other than the 2,000 Target Shares, there are no shares of capital stock of Target issued and outstanding and following the Closing, the Company will own one hundred (100%) percent of the issued and outstanding capital stock of the Target.  All of the 2,000 Target Shares have been duly authorized and validly issued and are fully paid and nonassessable, with the applicable Seller, as indicated on Schedule 1.1(pp) being the lawful record and beneficial owner of such securities listed opposite the Seller’s name.  All of the 2,000 issued and outstanding Target Shares have been issued in compliance with all applicable Law. There are no outstanding Purchase Rights with respect to the capital stock of the Target or agreements, arrangements or understandings to issue Purchase Rights with respect to the capital stock of the Target, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the capital stock of the Target.

5.4

INTENTIONALLY LEFT BLANK.

5.5

Real Property.

(c)

Schedule 5.5(a) hereto sets forth the address and description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property:

(i)

The Target has good and marketable indefeasible fee simple title, free and clear of all Liens, except Permitted Liens;

(ii)

The Target has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)

There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(d)

Schedule 5.5(b) hereto sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  The Target has delivered to the Company a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  With respect to each of the Leases:

(i)

such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)

the transactions contemplated by this Agreement and the other Transaction Documents do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)

the Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Leases;

(iv)

no party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)

the Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(vi)

the Owned Real Property identified in Schedule 5.5(a) and the Leased Real Property identified in Schedule 5.5(b) (collectively, the “Real Property”), the Target’s business; and the Target is not a party to any agreement or option to purchase any real property or interest therein.

(vii)

The current use and occupancy of the Real Property and the operation of each of the Target’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”).  None of Sellers, or the Target has received any notice of violation of any Encumbrance Documents, and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

5.6

No Conflicts; Consents.  Neither the execution and delivery by the Target and/or Sellers of this Agreement, or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Target and/or the Sellers with any of the provisions hereof or thereof (a) conflict with, or result in the breach of, any provision of the Target’s Constituent Instruments, (b) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any material Permit or any Order to which the Target is a party or any material Contract to which the Target or any of its properties or assets is bound, (c) constitute a violation of any Law applicable to the Target or (d) result in the creation of any Lien upon the properties or assets of the Target.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority (the “Consents”) is required on the part of the Sellers or the Target in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Sellers and/or the Target with any of the provisions hereof or thereof.

5.7

Tangible Personal Property.

(a)

The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted (the “Owned and Leased Assets”).  Each such Owned and Leased Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(b)

The Target is in possession of and has good and valid title to, or has valid leasehold interests in or valid rights under contract to use, all Owned and Leased Assets, free and clear of all Liens, other than Permitted Liens.

5.8

Intellectual Property.  The Target owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, software, trade secrets and know how (collectively, the “Intellectual Property”) necessary to the conduct of its business as currently conducted. Schedule 5.8 sets forth a correct and complete list of all of the registered Intellectual Property of the Target.  No claim is pending or, to the knowledge of the Sellers, threatened to the effect that the operations of the Target infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property.  No claim is pending or, to the knowledge of the Sellers, threatened to the effect that any such Intellectual Property owned or licensed by the Target, or which the Target otherwise has the right to use, is invalid or unenforceable by the Target.

5.9

Financial Statements. Attached hereto as Schedule 5.9, are true and complete copies of (i) the audited balance sheets of the Target as of December 31, 2008 and 2007, and audited income statements of the Target for the twelve months ended December 31, 2008 and 2007 audited by a public accounting firm registered with the PCAOB; and (ii) the unaudited balance sheet of the Target as September 30, 2009 (the “Most Recent Balance Sheet”) and the unaudited income statements of the Target for the nine month period ended September 30, 2009.

Such balance sheets and income statements (collectively referred to herein as the “Financial Statements”) fairly present, in all material respects, the financial position of the Target as of the dates thereof, for the periods covered thereby and the results of operations of the Target for the periods set forth therein, all in conformity with GAAP (in the case of all interim period Financial Statements, subject to the absence of footnotes and to year end adjustments).

5.10

Undisclosed Liabilities. The Target has no Liabilities (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities fully reflected or reserved against in the Financial Statements and (ii) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5.11

Absence of Changes. Since the date of the Most Recent Balance Sheet, there has not been any change or any event or development, which, individually or together with other such changes, events, or developments would reasonably be expected to have a Material Adverse Effect. Except as expressly disclosed in Schedule 5.11, there has not occurred since the date of the Most Recent Balance Sheet:

(c)

any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock ownership interests (or other equity interests) of the Target or any direct or indirect redemption, purchase or other acquisition by the Target of any such capital stock ownership interests (or other equity interests) of the Target;

(d)

any authorization, issuance, sale or other disposition by the Target of any shares of its capital stock (or other equity interests), or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other equity interests) of the Target;

(e)

any increase in salary, rate of commissions or rate of consulting fees of any employee of or consultant to the Target earning more than $US 10,000 per annum;

(f)

any incurrence by the Target of Indebtedness;

(g)

any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Target under, any Indebtedness of or owing to the Target;

(h)

any diminution of value of any of the Target’s business or assets or any physical damage, destruction or other Casualty Loss (not covered by insurance) affecting any of the Target’s business or its assets which would reasonably be expected to have a Material Adverse Effect;

(i)

any mortgage, pledge or subjection to any Lien any of any of the Target’s assets, or acquisition any assets for a purchase price in excess of $10,000 in the aggregate or sale, assignment, transfer, conveyance, lease or other disposal of any assets of the Target.

(j)

any cancellation or compromise of any debt or claim, or any, amendment, cancellation, termination, relinquishment, waiver or release of any Contract of Target;

(k)

any purchase of the business of any Person or disposition of, or incurrence of a Lien on, any assets of the Target, other than acquisitions or dispositions of inventory or obsolete, unused or replaced equipment, or of other items in the ordinary course of business consistent with past practice;

(l)

any transaction by Target with any of its officers, directors, stockholders, members, managers or Affiliates, other than bona fide, ordinary course employment related matters or pursuant to a Contract or arrangement in effect as of the date of the Most Recent Balance Sheet and disclosed on Schedule 5.11 hereto;

(m)

any entering into of an agreement to do or engage in any of the foregoing, including without limitation with respect to any merger, sale of substantially all assets or other business combination not otherwise restricted by the foregoing paragraphs;

(n)

any change in the accounting methods or procedures of the Target; or

(o)

any other transaction involving, or development affecting, the Target outside the ordinary course of business which could reasonably expected to have a Material Adverse Effect.

5.12

Taxes.  The Target has filed all Tax Returns (including statements of estimated Taxes owed) and reports required to be filed within the applicable periods (subject to extensions) for such filings and has paid all Taxes required to be paid as shown thereon.  All such Tax returns and reports are true, complete and accurate in all material respects.  No deficiencies for any Tax is currently assessed against the Target, and, no Tax Returns of the Target have ever been audited by a Governmental Authority, and, to the knowledge of the Sellers and the Company, there is no such audit pending.  There is no Tax Lien, whether imposed by any foreign, national, , state or local taxing authority, outstanding against the assets, properties or business of the Target, other than Liens for Taxes which are not yet due. The Target has not executed any waiver of the statute of limitations on the assessment or collection of any Tax or governmental charge. The Target has properly charged, collected and paid all applicable stamp, sales, use and other similar Taxes on or before the Closing Date.  No Seller, director, officer, member or manager (or employee responsible for Tax matters) of the Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, national, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Target, or local taxing authority (including jurisdictions where the Target has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Target.

5.13

Employee Benefits.  The Target does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Target. There are not any severance or termination agreements or arrangements between the Target and any of its current or former employee, officer or director.

5.14

Labor Laws, Etc.  The Target is in compliance in all material respects with all applicable Laws relating to labor, occupational health and safety, employment, fair employment practices, terms and conditions of employment, and wages and hours.

5.15

Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Target and/or any of the Sellers or any of the Target’s properties, assets or business before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement and/or the other Transaction Documents or the Target’s Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Target, any director or officer thereof (in his or her capacity as such), nor any Seller is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

5.16

Compliance with Applicable Laws and Orders. The Target is in compliance with all applicable Laws and Orders.  Neither the Target nor any Seller has received any notice that the Target is, or has been, in violation of or in default under, any Law or Order.

5.17

Material Contracts and Default.

(p)

Schedule 5.17 hereto sets forth a true and complete list of each Contract or other agreement to which the Target is a party or by or to which any property of any of the Target is otherwise bound or subject that:

(i)

requires payments or performance during its term involving an amount in excess of $10,000;

(ii)

has not been made in the ordinary course of business;

(iii)

is an employment, consulting, non-competition, indemnification or  contribution  agreement;

(iv)

is an agreement with a Governmental Authority;

(v)

is a services, licensing, development or supply agreement (whether or not exclusive);

(vi)

is a mortgage, pledge, security agreement or other similar agreement with respect to any of the tangible or intangible property of the Target;

(vii)

is a loan agreement, credit agreement, promissory note, guaranty, letter of  credit or similar agreement;

(viii)

is a retainer agreement with attorneys, accountants, investment bankers or other professional advisers;

(ix)

is a confidentiality or non-disclosure agreement;

(x)

is an agreement otherwise material to the operations, business or financial condition of the Target;

(xi)

is an agreement providing for the purchase of any of the capital stock or material assets of any other Person; and

(xii)

is a  binding commitment or agreement to enter into any of the foregoing (collectively, “Material Contracts”).

(q)

The Target and the Sellers have made available to the Company a true and correct copy (or, if oral, a written summary) of each Material Contract. With respect to each Material Contract, except as indicated in Schedule 5.17(b) or where the same would not reasonably be expected to have a Material Adverse Effect: (i) it is in full force and effect; (ii) to the knowledge of Sellers, no other party thereto is in default or breach under it and, to Sellers' knowledge, there are no facts or circumstances existing that would constitute such a breach or default thereunder with notice or passage of time; (iii) the Target has performed or is now performing its obligations in respect of every Material Contract to which it is a party or is bound, except for any failure to perform or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) as of the date of this Agreement, to Sellers’ knowledge, no party is making or threatening any claim for damages or losses or other payments due under any Material Contract by reason of a breach or default thereunder.

(r)

Except as set forth on Schedule 5.17(c) , no consent of any Person is necessary in order to transfer to the Company at the Closing all rights and interests of the Target in and to the Material Contracts.

5.18

Licenses and Permits.  Set forth on Schedule 5.18(a) hereto, is a true and complete list of all licenses, permits, certificates of authority and the like of the Target from Governmental Authorities used in and material to its business (collectively, “Licenses” and each a “License”). Prior to the execution of this Agreement, the Targets shall have delivered to the Company true and complete copies of all such Licenses. Except as disclosed in Schedule 5.18(a):

(s)

The Target owns or validly hold all Licenses that are material to its business; and

(t)

each License listed in Schedule 5.18(a) is in full force and effect.

5.19

Insurance. Set forth onSchedule 5.19 hereto, is a true and complete list, as of the date of this Agreement of all liability, property and workers' compensation insurance policies currently in effect (including the names of the insurers, policy number, the expiration dates thereof, the period of time covered thereby) that insure the business, operations or employees of the Target and that (i) has been issued to the Target, or (ii) have been issued to Sellers or their Affiliates for the benefit of the Target. All premiums due under each policy listed in Schedule 5.19 hereto have been paid.  None of the Target, any Seller or other Persons to whom such policies have been issued (i)

have received any notice of cancellation or termination in respect of any such currently outstanding policy or (ii) is in default thereunder that would reasonably be expected to lead to the cancellation (without replacement) of such currently outstanding policies.  Schedule 5.19 contains a list of all claims in excess of $25,000.00 made under any insurance policies (other than employee plan insurance) with respect to the Target’s businesses from December 31, 2006 until the date of this Agreement. As of the date of this Agreement, neither Sellers nor the Target have received notice that any insurer under any policy referred to in thisSchedule 5.19 is, with respect to claims relating to the Target, denying liability with respect to a material claim thereunder or defending such material under a reservation of rights clause.

5.20

Affiliate Transactions.  Except as set forth in Schedule 5.20 hereto (i) there are no material Liabilities (other than intercompany debt) between the Target and any current or former officer, director, stockholder, member, manager or Affiliate of  or any Affiliate of any such officer, director, stockholder, member, manager or Affiliate related, in any manner, to the businesses of the Target, and (ii) the Target does not provide or cause to be provided any material assets, services or facilities to any such current or former officer, director, stockholder, member, manager or Affiliate.

5.21

Environmental Matters.  The Target is currently in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all licenses required by Environmental Laws.  There are no pending, or to the knowledge of the Sellers, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against the Target or involving or arising out of or in connection with the Target’s business, assets or any Real Property.  The Target is not subject to and has received no written allegations from any Governmental Authority of any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Target or the Target’s operations thereon has resulted in or would result in Environmental Liabilities, and all real property owned, leased or operated by the Target is free of contamination from Hazardous Materials that would have a Material Adverse Effect.

5.22

Guarantees.  There are no written or oral guarantees in effect issued by the Target to any bank or other lender in connection with any credit facilities extended by such creditors to the Target and/or to any of the Sellers in connection with any other contracts or agreements.

5.23

Other Negotiations; Brokers. None of the Target, the Sellers nor any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any of the Target, the Sellers or any such Affiliate) has entered into any agreement with any broker, investment bank or finder regarding any transaction involving the Target which could result in the Target or the Company, or any officer, director, employee, agent or Affiliate of the Target or the Company, being subject to any claim for liability to said broker, investment banker or finder as a result of entering into this Agreement or the other Transaction Documents or consummating the transactions contemplated hereby and thereby.

5.24

Disclosure. No representation, warranty or statement made by the Target and/or the Sellers in this Agreement, or any document furnished or to be furnished to the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein not misleading.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Target and Sellers, except as expressly set forth in the reports, schedules, forms, statements and other documents filed the Company with the SEC and publicly available prior to the date of this Agreement (the “SEC Documents”), as follows:

6.1

Organization, Standing. The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

6.2

Pre- and Post-Capital Structure.  Prior to the effective date of the Consolidation and immediately thereafter the Amendment, and prior to issuance of any securities in the Acquisition, the authorized share capital of the Company consists of (i) 78,125,000 Ordinary Shares, par value $0.00064 per share, and (ii) 20,000,000 Preference Shares, of which 5,000,000 have been designated Class A Preference Shares, of which as of the date hereof (a) 7,053,333 Ordinary Shares, par value $0.00064 per share, and (b) 975,001 Class A Preference Shares are issued and outstanding.  Following the effective date of the Consolidation and immediately thereafter the Amendment, and following the issuance of the Company Exchange Preference Shares in the Acquisition, the authorized capital of the Company shall consist of (i) 100,000,000 Ordinary Shares, par value $0.003456 per share, and (ii)  20,000,000 Preference Shares of which (a) 5,000,000 shall be designated Class A Preference Shares and (b) 2,000,000 shall be designated Class B Preference Shares.  Of such authorized capital stock, there will be issued and outstanding 18,133,330 Ordinary Shares, par value $0.003456 per share, consisting of (i) 16,233,330 Ordinary Shares held by the Sellers who received 1,623,333 Company Exchange Preference Shares in the Acquisition (which 1,623,333 Company Exchange Preference Shares will be converted on a 1 for 10 basis into the 16,233,330 Ordinary Shares as provided elsewhere herein), and (ii) 1,900,000 Ordinary Shares consisting of (a) 1,500,000 Ordinary Shares held by shareholders of the Company prior to the Acquisition, and (b) 400,000 Ordinary Shares held by 2 persons who will receive such 400,000 Ordinary Shares for acting as advisors to the Company.  Of the 16,233,330 Ordinary Shares held by the Sellers as provided above, 6,006,360 Ordinary Shares will be held in the Escrow Account pursuant to and in accordance with the Make Good Escrow Agreement.

6.3

Authority; Execution and Delivery; Enforceability. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement (and/or any other agreement to which the Company is a Party, and the transactions contemplated hereby and thereby). This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies).

ARTICLE VII.
PRE AND POST CLOSING COVENANTS

7.1

Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)

General. Each of the Parties will use his, her, or its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (including satisfaction of the Closing conditions set forth in Article VIII below).

(b)

Notices and Consents. Sellers will cause the Target to give any notices to third parties, and will cause the Target to use its best efforts to obtain all third-party consents required for the consummation of the transactions contemplated hereby and in the other Transaction Documents.  Each of the Parties will, and Sellers will cause the Target to, give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents, and approvals of any Governmental Authorities in connection with the matters referred to in this Agreement and in the other Transaction Documents.

(c)

Preservation of Business. From the date of this Agreement until the Closing Date, each of the Company and the Target shall operate their respective business only in the ordinary and usual course of business consistent with past practice (provided, however, that the Target shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of their respective businesses, and (c) not permit any action or omission which would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

(d)

Full Access. Each of Sellers will permit, and Sellers will cause the Target to, permit, representatives of the Company (including, but not limited to,  legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

(e)

Public Announcements. The Target, the Company and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except for the filing by the Company of any Form 8-Ks and amendments thereto as required under applicable Law.

(f)

Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

(g)

Notice of Developments. Sellers will give prompt written notice to the Company of any change in any of the information contained in any of the representations and warranties of the Target and/or Sellers herein or of any event or circumstance with if it had occurred on or prior to the date hereof, would cause any of such representations and warranties not to be true and correct. No disclosure by any Party pursuant to this section, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(h)

Exclusivity. None of Sellers will (and Sellers will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of Sellers will vote their Target Shares in favor of any such acquisition. The Target and Sellers will notify the Company immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(i)

Changes.  Without the prior consent of the Company, from the date hereof until the Closing, Sellers shall not and shall cause the Target not to:

(i)

amend any Target Constituent Instruments;

(ii)

make any change in the Target’s authorized capital stock or ownership thereof, or issue any equity securities of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other shares of stock or other equity securities of Target, or grant any stock appreciation or similar rights;

(iii)

hire any new employee who shall have an annual salary in excess of $25,000;

(iv)

incur or commit to incur any capital expenditures not required by any applicable Material Contract in excess of $10,000 in the aggregate other than repairs and maintenance in the ordinary course of business;

(v)

incur, assume or guarantee any indebtedness for borrowed money, or grant any Liens;

(vi)

enter into any Contract which if entered into prior to the date hereof would have been required to be disclosed pursuant hereto;

(vii)

increase the salary or commission rate or bonus payable to any employee except as may be expressly provided in any of the Transaction Documents;

(viii)

sell, transfer or otherwise dispose of any material asset or property, Target;

(ix)

amend, terminate or give notice of termination with respect to any existing Material Contract, other than with respect to purchase and supply orders and similar obligations in the ordinary course of business, or waive any of material rights other than in the ordinary course of business;

(x)

pay, declare, accrue or set aside any dividends or any other distributions, or purchase, exchange or redeem any of the Target’s securities of any class; or

(xi)

make any new election with respect to Taxes.

(j)

Form 8-K Information.  In addition to the Financial Statements, seven (7) days prior to the Closing, the Sellers and the Target shall provide the Company with such additional audited annual and unaudited interim financial information, pro-forma financial information and all footnotes thereto and auditor’s letters relating to the business of the Target as may be requested by the Company (and to the extent that any such information is within Sellers’ control after the Closing, Sellers shall provide the Company such information after the Closing) in order for the Company to comply with its reporting and disclosure obligations under the rules and regulations of the SEC, including, but not limited to Regulation S-X and Form 8-K (the “Form 8-K Financial Information”), in connection with the Company’s preparation of the Company’s Current Report on Form 8-K, and any amendments thereto, regarding the Closing (the “Form 8-K”).  Sellers shall provide such Form 8-K Financial Information promptly so as to allow the Company and its regularly retained accounting firm (the “Company’s Accountant”) to: (i) review all financial statements relating to the Target as shall be required to be included in said Form 8-K, and (ii) timely file the Form 8-K.  The Sellers shall in a prompt and timely manner provide the  Company’s Accountant with such management representations as may be requested by the Company’s Accountant in connection with its preparation of any financial statements for the Target relating to such Form 8-K. In addition, to the extent deemed required by SEC rules and regulations as determined by the Company, Sellers and the Target shall also provide to the Company such additional information regarding the Target that would be required if the Company were filing a general registration of securities on Form 10 under the Exchange Act (the “Form 8-K Business Disclosures”) as may be requested by the Company.

7.2

Post-Closing Covenants.

(k)

Filing of Current Report on Form 8-K and Press Release. The Company shall no later than four (4) Business Days after the Closing file the Form 8-K with the SEC as required by SEC rules and regulations.

(l)

Listing of Ordinary Shares.  As soon as possible, but in no event later than 90 day post-Closing (assuming all objective criteria for listing is met), the Company shall use its best efforts and take all actions necessary to secure and maintain the listing of its Ordinary Shares on either the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market or to become eligible for quotation on the Over-the-Counter Bulletin Board.

(m)

Exchange Act Filings.  For a period of three years following the Closing, the Company shall use its best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to the Exchange Act.

(n)

Registration Statement.  The Company shall use its best efforts, including the filing of any post-effective amendments to maintain the effectiveness of its registration statement on Form S-1 (SEC File No. 333-150389) for a period of one (1) year following the Closing.

(o)

Consolidation.  Unless effectuated prior to or on the Closing Date, the Company shall as soon as possible following the Closing Date effectuate the approximately 5.4 for 1 Consolidation, but in no event later than 90 days following the Closing Date.

(p)

Internal Controls and Procedures.

(i)

As soon as reasonably practicable after the Closing, the Target and the Company will cooperate in good faith and use commercially reasonable efforts to design, and the Target will implement, maintain, adhere to and enforce, a system of internal accounting and disclosure controls and procedures that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Target, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Target are being made only in accordance with appropriate authorizations of management and the Target’s board of directors, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Target.

(ii)

The Target will promptly inform the Company in the event that the Target, any of its officers, directors or employees or its independent auditors identifies or becomes aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target, (ii) any fraud, whether or not material, that involves the management or other employees of  who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target, or (iii) any claim or allegation regarding any of the foregoing. The Target will cause its officers and directors, in cooperation with the Company, to evaluate the effectiveness of such internal controls in order to determine whether or not there exist any significant deficiencies in the design or operation that could adversely affect the Target’s ability to record, process, summarize, and report financial data after the Closing.

(q)

The Amendment.  Unless effectuated prior to or on the Closing Date, the Company shall as soon as possible but in no event later than 90 days following the Closing Date effectuate the Amendment.

(r)

Future Sales of Equity.  For a period of twelve (12) months from the Closing Date, the Company shall not sell more than 10% of its Net Equity without the written consent of Access America Fund, L.P. (“AAI”), the current controlling shareholder of the Company.  For the purposes of Section 7.2(h), “Net Equity” means that amount reflected as Shareholders’ Equity of the Company on the most recent financial statements filed with the SEC at such time as the Company elects to sell its securities following the Closing.

(s)

D&O Insurance.  The Company shall no later than 60 days post-Closing obtain directors and officers insurance consistent with public companies of similar size and having similar operations as the Company.

7.3

Further Action.  Following the Closing, each of the Parties hereto shall use its commercially reasonable efforts to take such further actions (including the execution and delivery of such further instruments and documents) as shall reasonably be required, after the Closing Date, but at the sole cost and expense of the Party requesting the same, to fulfill the purposes of this Agreement.

ARTICLE VIII.
CONDITIONS PRECEDENT TO CLOSING

8.1

The Company’s Conditions to Closing.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)

Representations, Warranties and Covenants.  The representations and warranties of the Sellers and the Target in this Agreement shall be true and correct on the Closing Date, and the Target and Sellers shall have duly performed and complied with all covenants and required by this Agreement to be performed or complied with by them on or prior to the Closing.

(b)

Absence of Litigation. No action or proceeding shall be pending or threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would adversely affect the right of the Company to own the Target Shares or the right of the Company to own, operate or control its assets or business after the Closing Date.

(c)

Consents and Approvals. All (a) Consents, (b) licenses, (c) other orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority and (d) consents, approvals, authorizations or notifications of any other third parties, including, without limitation, the consents listed on Schedule 5.17(c), all as required in connection with consummation of the transactions contemplated by this Agreement, shall have been made or obtained or shall have occurred.

(d)

Employment Agreements.  The Target shall have entered into employment agreements (the “Employment Agreements”) pursuant to which (i) Mr. Mesazos  shall serve as the Executive Chairman of the Company, and (ii) Mr. Dimitrius Vassilikos shall serve as the Chief Executive Officer of the Company.  All such employment contracts shall be on terms satisfactory to the Company and such Employment Agreements shall be in full force and effect as of the Closing.

(e)

Deliveries.  The deliveries specified in Section 9.2 shall have been made by Sellers and the Target, respectively.

(f)

10b-5 Letters.  The Company shall have received letters from each of the officers, directors and shareholders of the Target addressed to the Company (the “10b-5 Letters”), in the form attached hereto as Exhibit C.

(g)

Opinion of Counsel.  The Company shall have received, at the Closing, from the Target’s and Sellers’ Greek legal counsel an opinion letter, dated the Closing Date (the “Opinion of Counsel”), with respect to, among other items under the applicable laws of the Hellenic Republic:  the Target’s authority to enter into this Agreement, the Make Good Escrow Agreement and the other Transaction Documents; the due authorization of the Target Shares; each Seller’s unencumbered ownership of the Target Shares; and the Target’s good standing, each in form and substance to satisfactory to the Company and its legal counsel.

(h)

Capital Contribution.  Stavros Mesazos  shall have contributed $4,500,000 to the Target as determined by and to the satisfaction of the Company.

(i)

Form 8-K.  The Company shall have prepared and be ready to file the Form 8-K.

(j)

Due Diligence.  The Company shall have completed, and be satisfied in its and its legal counsel’s sole discretion, of the results of their due diligence of the Target and each of the Sellers, including, without limitation, the Target’s Business Plan (which must be prepared by the Target to the satisfaction of the Company and must include satisfactory projections of the Target for December 31, 2009, through and including December 31, 2012, including, but not limited to, balance sheets, profit and loss statements, cash flow studies and all related assumptions for such periods) (collectively, “Target’s Business Plan”) on-site visits, discussions with its management, counsel and auditors,  actual historical audited financial statements of the Target (December 31, 2008 and 2007 and stub periods and pro-formas assuming the Acquisition all on an audited basis, except the required stub periods and pro-formas), including, but not limited to, footnotes and the auditor’s accompanying audit letter), all of which financial statements must be prepared in accordance with U.S. GAAP consistently applied and projected financial statements, capital requirements, financial and other obligations, all Material Contracts, the competitive environment; the business and industry, all key customer and vendor relationships of the Target and a general corporate and legal review, including accounting, leases, litigation and other matters.

(k)

Board of Directors; Independent Directors.  The Company shall have appointed a Board of Directors to the Company acceptable to the Company and Target, which Board of Directors shall consist of five (5) directors, of which a minimum of two (2) such directors shall constitute “independent” directors as defined by the NYSE-AMEX rules and regulations, of which the Company’s pre-Acquisition management AAI shall have the right to appoint two (2) directors, of which one (1) such director shall also be the Vice Chairman of the Company and the other director shall be the Audit Committee Chairman.  Such Independent Directors shall also have the right of and obligation to review and approve all transactions between the Company and any related party (or any other affiliated companies.

8.2

The Sellers’ and the Target’s Conditions to Closing.  The obligations of the Target and the Sellers to consummate the transaction contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct on the Closing Date,and the Company shall have duly performed and complied with all covenants and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

(b) Absence of Litigation.  No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

 (c) Deliveries.  The deliveries specified in Section 9.3 shall have been made by the Company.

ARTICLE IX.

CLOSING

9.1

Closing. The sale and delivery of the Target Shares to the Company, and the consummation of the other respective obligations of the Parties contemplated by this Agreement will take place at a closing (the “Closing”), which will be held at the offices of Gusrae, Kaplan, Bruno & Nusbaum PLLC, 120 Wall Street, 11th Floor, New York, NY 10005 on February 9 2010, or another date (the “Closing Date”) and location as mutually agreed upon by the Parties.

9.2

Deliveries by Sellers. At the Closing, Sellers and Target will deliver or cause to be delivered, unless waived by the Company, the following to the Company:

(a)

this Agreement duly executed by the Target and each Seller;

(b)

copies of the Target Constituent Instruments certified by an appropriate governmental official;

(c)

certificates from an appropriate governmental official to the effect that the Target is in good standing in such jurisdiction;

(d)

certificates from an appropriate governmental official in each jurisdiction in which the Target is qualified or admitted to do business as a foreign corporation to the effect that the Target is duly qualified or admitted in good standing in such jurisdiction, all of such certificates to be dated within five (5) days before the Closing Date;

(e)

executed certificates of the secretary or other appropriate officer of the Target, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying (i) the resolutions of the board of directors of the Target authorizing the execution and performance of this Agreement, the Make Good Escrow Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby certifying that they have not been rescinded or amended; (ii) as to the incumbency of the officers of the Target executing this Agreement, and/or any related agreement, and including specimen signatures; (iii) that no vote, approval or consent of any holder of capital stock of the Target is required or necessary to consummate the transactions contemplated by this Agreement;

(f)

documentation representing the Target Shares, duly endorsed for transfer to the Company or accompanied by executed stock powers;

(g)

the corporate minute books and capital stock records of the Target;

(h)

the Tax Returns of the Target;

(i)

the Financial Statements;

(j)

the Make Good Escrow Agreement duly executed by the parties thereto;

(k)

the Voting Agreement duly executed by the parties thereto;

(l)

the other Transaction Documents duly executed by the parties thereto;

(m)

the Employment Agreements, duly executed by the parties thereto;

(n)

the Form 8-K Financial Information and the Form 8-K Business Disclosures;

(o)

the 10b-5 Letters;

(p)

the Opinions of Counsel; and

(q)

a certificate executed by a duly authorized executive officer of the Target certifying completion of each of the matters listed in Section 8.1(a) hereof;

9.2

Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered, unless waived by Sellers, the following to each Seller:

(a)

this Agreement duly executed by the Company;

(b)

the Make Good Escrow Agreement duly executed by the Company;

(c)

the other Transaction Documents duly executed by the Company; and

(d)

certificates representing the Company Exchange Preference Shares.

ARTICLE X.
INDEMNIFICATION

10.1

Indemnification by the Sellers and the Target.  Sellers and the Target shall, jointly and severally, indemnify, defend and hold harmless the Company and its officers, directors, and Affiliates (collectively, the “Company Indemnities”) in respect of, and hold each of them harmless from, against, and with respect to any and all Losses suffered, incurred or sustained by any of them, or to which any of them becomes subject, to the extent resulting from, arising out of or relating to any of the following:

(a)

any and all violations of Laws by Sellers and/or the Target, direct or indirect, fixed, contingent, legal, statutory or contractual, which exist at or as of the Closing Date or which arise after the Closing Date but which are directly and primarily caused by acts, failures to act, transactions, services or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable;

(b)

any breach, in any material respect, or default, in any material respect, in the performance by the Target and/or Sellers of any covenant or agreement of any of them in this Agreement or the performance by any Seller and/or the Target of any covenant or agreement in this Agreement the performance of which was required by this Agreement to be satisfied prior to the Closing;

(c)

any breach, in any material respect, by the Target and/or the Sellers of any of the representations or warranties made by any of them in this Agreement; and

(d)

any broker’s or finder’s fee or any similar fee, charge or commission incurred by the Target and/or the Sellers prior to or in connection with this Agreement, or any of the transactions contemplated hereby.

10.2

Indemnification by the Company. The Company shall indemnify, defend and hold harmless each of the Sellers from, against and with respect to any Loss arising out of or in connection with any of the following:

(e)

any breach of any of the representations and warranties of the Company contained in or made pursuant to this Agreement; or

(f)

any failure by the Company to perform or observe, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

10.3

Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Party may have as a result of a Loss.

10.4

Survival of Representations. All representations and warranties of the Parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing and shall continue through and including the date one (1) year following the Closing Date, with the exception of the representations and warranties set forth in Section 5.3 (Capitalization), Section 5.12 (Taxes), and Section 5.21 (Environmental Matters), which shall have no expiration other than applicable statutes of limitation.

10.5

Notice and Opportunity to Defend.  Promptly after the receipt by the Target, the Sellers or a Company Indemnitee, as the case may be, of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a “Claim”) which could give rise to a right to indemnification under Section 10.1 or Section 10.2, the party receiving such notice (an “Indemnified Party”) shall give prompt written notice to the party or parties who may become obligated to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall specify in reasonable detail the basis and amount, if ascertainable, of any claim that would be based upon the Claim. The failure to give such notice promptly shall relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the Indemnified Party establishes that the Indemnifying Party either had knowledge of the Claim or was not prejudiced by the failure to give notice of the Claim.  The Indemnifying Party shall have the right, at its option, to compromise or defend the claim, at its own expense and by its own counsel, and otherwise control any such matter involving the asserted liability of the Indemnified Party, provided that any such compromise or control shall be subject to obtaining the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed. If any Indemnifying Party undertakes to compromise or defend any asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of or defense against any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of an asserted liability.

ARTICLE XI.
TERMINATION

11.1

This Agreement may be terminated at any time prior to the Closing:

(a)

by mutual written agreement of the Company and the Sellers;

(b)

by the Company or by any Seller, if the Closing has not occurred by April 30, 2010 (the “Termination Date”);

(c)

            by the Company if there has been a material breach by any Seller or the Target of any representation, warranty or covenant contained in this Agreement which cannot be, or has not been, cured within fifteen (15) days after written notice of such breach is given to Sellers, provided that the right to effect such cure shall not extend beyond the Termination Date;

(d)

by the Sellers if there has been a material breach by the Company of any representation, warranty, or covenant contained in this Agreement which cannot be, or has not been, cured within fifteen (15) days after written notice of such breach is given to the Company, provided that the right to effect such cure shall not extend beyond the Termination Date; or

(e)

           by any Party hereto if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

11.2

Effect of Termination. Upon termination of this Agreement pursuant to this Article XI, this Agreement and the other Transaction Documents shall be void and of no effect and shall result in no obligation of or liability to any Party or their respective directors, officers, members, managers, employees, agents or stockholders for damages, penalties or liquidated damages; provided that if this Agreement is terminated as a result of an intentional breach of any representation, warranty or covenant in this Agreement, the Party who breached the representation, warranty or covenant shall be liable to the other Parties for actual damages, including all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement. If any Party hereto shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other Parties specifying the provision hereof pursuant to which such termination is made. In no event shall any Party be entitled to consequential damages, lost profits or special or punitive damages as a result of the termination of this Agreement.

ARTICLE XII.
MISCELLANEOUS

12.1

Publicity.  Sellers and the Company shall consult with each other with respect to the content of any press release, public statement or other publicity concerning this Agreement or the transactions contemplated hereby, and except as otherwise required by Law, after such consultation, any such press release and other publicly shall be made only with the prior agreement of the Company’s representative and the Company, which agreement shall not be unreasonably withheld or delayed.

12.2

Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto, except that at or prior to the Closing, the Company with Sellers’ consent, may assign its rights and delegate its duties under this Agreement to a subsidiary corporation and may without Sellers’ consent assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing, the Company may assign its rights and delegate its duties under this Agreement to any third party; provided, in each case no such assignment shall relieve the Company of any of its liabilities under this Agreement.

12.3

Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

12.4

Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.5

Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission. For purposes of notice, the addresses of the parties shall be:

If to one or more of the Sellers:

c/o The Mesazos Group of Companies

5 HXOUS Street

Athens, Greece  11146

Attention:  Stavros Mesazos

Telephone:  + 30 210 223 4533

Telecopy:  + 30 210 223 4460

If to the Target:

Temhka, S.A.

c/o The Mesazos Group of Companies

5 HXOUS Street

Athens, Greece  11146

Attention:  Stavros Mesazos

Telephone:  + 30 210 223 4533

Telecopy:  + 30 210 223 4460

With a copy (which shall not constitute notice) to:

Petros Selekou

Telephone: + 30 210 725 6522

Telecopy:  + 30 210 725 6697

If to the Company:

71, E1 Venizelou Ave.

176 71, Kallithea

Athens, Greece

Telephone:  + 30 210 959 1687

Telecopy:  + 30 210 958 0045

With copies (which shall not constitute notice) to:

Gusrae, Kaplan, Bruno & Nusbaum PLLC

120 Wall Street

New York, NY 10005

Attention: Lawrence G. Nusbaum

Telephone: (212) 269-1400

Telecopy: (212) 809-5449

and

Access America Fund, LP

11200 Westheimer, Suite 508

Houston, TX  77042

Attn:  Joseph Rozelle

Telephone:  (713) 600-8888 x204

Telecopy:  (713) 599-1304

12.6

Governing Law; Venue.  This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.  The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

12.7

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8

Facsimile Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the transactions consummated pursuant to this Agreement or the other Transaction Documents may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile, and any such document shall be deemed to have full force and effect as if the facsimile signature or signatures on such documents were original.

12.9

Third Party Beneficiaries.  None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

12.10

Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

12.11

Specific Performance.  The Sellers acknowledge that the Target Shares are unique and that if any Seller fails to consummate the transactions contemplated by this Agreement, such failure will cause irreparable harm to the Company for which there will be no adequate remedy at law.  The Company shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if any of the Sellers shall, without cause as expressly provided hereunder, refuse to consummate the transactions contemplated by this Agreement.

12.12

Severability.  In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

12.13

Entire Agreement.  This Agreement and the Schedules and Exhibits hereto, constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly signed as of the date first above written.

AEGEAN EARTH & MARINE CORPORATION

By:
(the Company)
Name:
Title:

TEMHKA, S.A.

By:
(the Target)
Name:
Title:

AGLOMAR, LTD.

By:
(a Seller)
Name:
Title:

AVESAN LTD.

By:
(a Seller)
Name:
Title:

NORTHAMCO HOLDINGS, LTD.

By:
(a Seller)
Name:
Title:

MOLBROKE MARKETING LTD.

By:
:(a Seller):
Name
Title:

(a Seller)
Name: Stavros Mesazos

(a Seller)
Name: Haris Mesazos

(a Seller)
Name: Kostas Mesazos

(a Seller)
Name: Kostas Moshopoulos